 Exhibit 10.19

CONSULTING AGREEMENT

October 31, 2017

BETWEEN:

StarFish Product Engineering, Inc.
(hereinafter referred to as “StarFish”)

AND:

ENDRA LIFE SCIENCES, CANADA, INC.
(Hereinafter referred to as ENDRA)

IN CONSIDERATION of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
SERVICES

a) ENDRA has retained StarFish to proceed with SOW 1 as outlined in the accepted proposal 36829 – X6 dated October 13, 2017] (the “SOW”) attached hereto as Schedule A. From time to time, the parties may execute additional statements of work. Upon execution, unless otherwise expressly agreed, each such additional statement of work shall be deemed to form a part of and be subject to the terms of this Agreement. In case of any inconsistency between the terms contained in the main body of this Agreement and the terms contained in any statement of work, the terms contained in the main body of this Agreement shall prevail unless expressly stated otherwise in the relevant statement of work.

b) StarFish will use commercially reasonable efforts to perform the services (“Services”) and deliver any resulting Deliverables described in the SOW and any subsequent statement of work, in accordance with the terms of this Agreement. StarFish represents and warrants that all Services will be performed in a professional and workmanlike manner, in accordance with generally accepted industry standards, and by individuals who are duly qualified and possess the requisite skills and professional knowledge.

2.
PAYMENT TERMS

a) Fees and other compensation to be paid for any work will be as agreed in the relevant statement of work. The price for the Services will not include any applicable taxes and expenses. Those Services performed on a time and materials basis will be provided at the prevailing StarFish corporate rates.

b) A deposit shall be required prior to commencement of the Services and will be as agreed in the relevant statement of work. The timeline for the performance of the Services, delivery of any Deliverables and invoicing schedule shall be agreed to as set out in the statement of work. StarFish will invoice ENDRA for all payments.

c) ENDRA will be liable for all taxes, duties and levies (“Taxes”) applicable to the supply of the Services and any Deliverables, other than taxes on StarFish’s income. All applicable Taxes shall be clearly identified as listed as separate line items on each invoice.

d) Expenses will be invoiced to ENDRA, at the end of each invoice period in which the costs were incurred, plus a mark-up of 15% for handling. Invoices shall be reasonably detailed such that the amount of payments for engineering, design, research, analysis, computer programming and data collection activities, collectively, are identifiable. Written approval of parts purchases will be required from ENDRA prior to StarFish purchasing these parts. StarFish may require an additional deposit to cover all or part of any expenses before the expenses are incurred.

e) Following completion of the Services, late-arriving expense and shipping charges will be invoiced once received. This can vary significantly after completion of the Services. ENDRA understands and agrees that a portion of the deposit will be retained until these charges have been paid.

f)
Unless otherwise expressly stated, all references to monetary amounts contained in this Agreement, or any in statement of work, purchase orders or invoices issued pursuant to this Agreement, shall be deemed to be references to United States dollars.

g) Payment terms for the Services are NET 30 days from date of invoice. Deposits are due as of the date of invoice. Interest of 1.5% per month (19.6% per annum) will be payable to StarFish on any overdue invoices.

h) Without limiting any other remedies that it may have in contract, at law or in equity, ENDRA acknowledges and agrees that in the event that ENDRA fails to make any payments when due, or is otherwise in material breach of this Agreement, StarFish may at its discretion, and without liability, suspend performance of the Services until any outstanding payments have been received. All timelines and associated delivery dates shall be deemed to have been adjusted accordingly.

3.
INDEPENDENT CONTRACTORS

a) The parties are independent contractors, and neither party’s employees, agents, or consultants shall be considered or identified as employees, agents or consultants of the other party for any purpose whatsoever. Neither party will have the authority to bind or act as the agent for the other party.

b) StarFish acknowledges that ENDRA has no obligation to offer employees, agents, or consultants of StarFish any form of health benefits program or any other form of compensation. StarFish will be solely responsible for payment to the proper authorities of all income taxes, employment insurance, and other premiums, contributions, withholdings and remittances relating to its employees’ performance of the Services.

c) Nothing contained herein shall prevent either party from procuring or providing the same or similar products and services from or to any third party, provided that there is no breach of any obligations pertaining to confidentiality or the use and protection of intellectual property.

4.
INTELLECTUAL PROPERTY RIGHTS

a) StarFish agrees to promptly disclose and deliver to ENDRA all information, inventions, creations, improvements, materials, items, source code, object code, products or data developed by StarFish pursuant to the Services (“Deliverables”).

b) Subject to the payment of all undisputed amounts owing in respect of the Services, StarFish hereby irrevocably conveys and assigns to ENDRA all of StarFish’s rights, title and interest in and to all Deliverables, effective as of the date that each is created, including all copyrights, data rights, patents (including patent registration application and extensions), know-how, trade secrets, trademark, service marks and any other proprietary right arising under the laws of Canada, the United States, or any other jurisdiction or treaty (collectively, “IP Rights”). Subject to Section 4(c), all Deliverables will be the sole and exclusive property of ENDRA. ENDRA has the sole right to determine the treatment of any portion of the Deliverables, including the right to keep it as a trade secret, to file and execute patent applications on it, to use and disclose it without prior patent applications or to follow any other procedure that ENDRA deems appropriate. StarFish represents and warrants that ENDRA will receive good and valid title to all Deliverables, that all Deliverables will be, to StarFish’s actual knowledge, free and clear of all encumbrances and liens of any kind, and that all Deliverables are or will be the original creation of StarFish.

c) To the extent that any Deliverables contain any pre-existing StarFish intellectual property (“Pre-Existing IP”), StarFish grants to ENDRA a perpetual, non-exclusive, royalty-free, irrevocable, sublicensable, transferrable, and worldwide right and license to use, perform, display, execute, reproduce, distribute, transmit, modify (including to create derivative works), import, make, have made, sell, offer to sell and otherwise exploit such Pre-Existing IP to the extent incorporated in, combined with, or otherwise necessary for the use of the Deliverables. StarFish shall identify in writing, and receive advance approval in writing of, the incorporation of any such Pre-Existing IP into any Deliverables to ENDRA. Subject only to the foregoing license, all rights, title and interest in and to the Pre-Existing IP shall remain vested in StarFish. StarFish represents and warrants that all Pre-Existing IP has been lawfully obtained by StarFish and will be legitimately transferred to ENDRA.

d) StarFish shall in good faith cooperate with and assist ENDRA, at ENDRA’s expense, to apply for and execute any documents or otherwise take any such steps as are necessary to perfect and obtain ENDRA’s world-wide ownership of its IP Rights in the Deliverables as described in Sections 4(b) and 4(c). StarFish acknowledges that all Deliverables will be ENDRA’s Confidential Information and StarFish shall treat all Deliverables as such under this Agreement.

e) StarFish hereby expressly waives, and shall ensure that its personnel waive, any moral rights in the Deliverables, including, without limitation, the right to the integrity of the Deliverables, the right to be associated with the Deliverables, the right to restrain or claim damages for any distortion, mutilation or other modification of the Deliverables, and the right to restrain the use or reproduction of the Deliverables in any context and in connection with any product, service, cause or institution, effective at the time the particular Deliverable is created.

f)
In the event that StarFish delivers to ENDRA, as part of the Deliverables, any compiled, StarFish proprietary software libraries, such proprietary software libraries shall be considered Pre-Existing IP and subject to the rights and license set forth in Section 4(c). For greater certainty, except for the limited rights and license to use such proprietary software libraries in conjunction with the Deliverables as provided in Section 4(c), all rights, title and interest in and to such StarFish software remain vested in StarFish.

g) StarFish represents and warrants that the Services, Deliverables, Pre-Existing IP will not infringe, misappropriate, or otherwise violate any intellectual property rights of any third party to StarFish’s actual knowledge.Except as expressly provided herein, the Services, Deliverables, Pre-Existing IP and any StarFish software are provided “as is” without warranties of any kind, whether express, implied or statutory, including but not limited to warranties of merchantability, fitness for a particular purpose or non-infringement, all of which are expressly excluded.

5.
NON-SOLICITATION

a) The parties covenant and agree that they will not, directly or indirectly, during the Term of this Agreement and for a period of one year following the effective date of the termination of this Agreement,

i)
be a party to or abet any solicitation of customers, clients or suppliers of the other party, to transfer business from the other party to it or to any other person or entity; or

ii) seek in any way to persuade or entice any employee of the other party to leave that employ, or be a party to or abet any such action; provided, that the foregoing shall not restrict (i) the employment of any employee who seeks such employment of his own accord, or (ii) the making of any general non-targeted advertisements or solicitations for employment by any party.

6.
CONFIDENTIALITY

a) For the purposes of this Agreement, “Confidential Information” means any non-public information and data disclosed by one party (the “disclosing party”) to the other (the “receiving party”), including but not limited to proprietary, developmental, technical, product, marketing, sales, operating, business, employee, performance, cost and pricing information, as well as the disclosing party’s know-how, methods, strategies, processes, data, inventions, product concepts, computer programming techniques, and all record bearing media containing or disclosing such information and techniques which is disclosed pursuant to this Agreement; provided that such information, if disclosed in written form, is clearly marked as “confidential” or with a similar legend. Confidential Information specifically includes any samples, models or prototypes or parts thereof, the Proposal, as well as the terms and conditions (but not the fact of the existence) of this Agreement, and any Third Party Information. “Third Party Information” means any Confidential Information owned by a third party which the disclosing party is under an obligation to protect, and which is disclosed to the receiving party in connection with the performance of this Agreement.

b) Confidential Information exchanged between the parties pursuant to this Agreement:

i)
shall not be copied or distributed, disclosed or disseminated in any way or form by the receiving party to anyone other than to its own employees and contractors solely for the purpose of fulfilling such party’s obligations under this Agreement, and who are advised as to the confidential and proprietary nature of such Confidential Information and the restrictions on use as specified in this Agreement;

ii) shall be treated by the receiving party with the same degree of care to avoid disclosures to any third party as it uses to protect its own confidential information of like importance, but no less than a reasonable degree of care;

iii) shall not be used by the receiving party for its own purposes or for any other purpose except for the purpose of exercising its rights and performing its obligations under this Agreement, and in business arrangements with the disclosing party, without the disclosing party’s prior written consent; and

iv) shall remain the property of and be returned to the disclosing party (along with all copies thereof) within thirty (30) days of the termination of this Agreement, or earlier receipt by the receiving party of a written request by the disclosing party requesting the Confidential Information to be returned; provided, however that each party may retain for its records one secure copy of the other’s Confidential information.

c) None of the obligations set out in Section (b) shall apply to any information which the receiving party can show:

i)
has become generally known in the trade or the public through no act of the receiving party;

ii) has been disclosed in good faith to the receiving party by a third party having legitimate possession and the right to make such disclosures;

iii) was in the legitimate possession of the receiving party, without obligation of confidentiality, prior to disclosure by the disclosing party; or

iv) was developed independently by the receiving party without reference to the disclosing party’s Confidential Information.

d) Each party represents and warrants that it has the right to disclose all Confidential Information disclosed by it under this Agreement. Either party shall have the right to refuse to accept any information under this Agreement, and nothing herein shall obligate either party to disclose to the other party any particular information; provided, however, that StarFish shall not be liable for any inability or delay in performing the Services which results from the failure of ENDRA to provide any information reasonably requested by StarFish.

e) Each party recognizes and acknowledges the confidential and proprietary nature of any
Confidential Information disclosed by the other party and acknowledges the irreparable damage that could result to the disclosing party if it is disclosed to a third party or used for any unauthorized purposes without the disclosing party’s prior written consent. Accordingly, without prejudice to any other rights and remedies otherwise available, each receiving party agrees to the granting of injunctive and/or other equitable relief to a disclosing party in respect of any actual or threatened breach of this Agreement, without the necessity of proving actual damages or posting bond or other security.

f)
Subject only to Section 6(c), a receiving party’s obligations with respect to Confidential Information shall survive for a period of seven (7) years from the date of disclosure of the information notwithstanding the earlier termination or expiry of this Agreement.

g)
Subject to Section 6(i), and provided the payment conditions of Section 4(b) are satisfied, this Section 6 shall not limit the use or publicity by ENDRA of any Deliverables it purchases under this Agreement following delivery thereof by StarFish.

i) Neither party may issue press releases or make additional information regarding the business relationship between the parties publicly available unless it shall have first obtained the consent of the other party.

7.
TERM AND TERMINATION

a) This Agreement shall become effective as of the date that it is executed by the last of the parties to sign, and shall continue in effect until the full and final completion of both party’s obligations under this Agreement, including all statements of work attached hereto or which may be attached hereafter (the “Term”).

b) Either party may terminate this Agreement upon not less than sixty (60) days prior written notice to the other party, with or without cause.

c) Upon the termination or expiry of this Agreement for any reason, ENDRA shall promptly (but in any event, within 30 days) pay to StarFish all unpaid amounts due for any part of the Services and Deliverables completed as of the effective date of termination or expiry. Upon receipt of payment, StarFish shall promptly deliver to ENDRA all full or partial Deliverables existing as of the date of termination, and any other materials which it is obliged to deliver in accordance with Section 4(a). In the event of early termination, StarFish shall assist at ENDRA’s request with the transfer of the preparation of the Deliverables and performance of the Services to another party in order to minimize any delay caused by such termination, and ENDRA will compensate StarFish for its reasonable costs associated therewith.

d) Sections 4, 5, 6, 7(c), 7(d), 8 and 10 shall survive the expiry or termination of this

Agreement for any reason, in accordance with their terms.

8.
LIMITATION OF LIABILITY AND INDEMNITY

a) StarFish’s, its officers’, shareholders’, directors’, employees’ and contractors’ total liability to ENDRA and to any other party for all losses, costs and damages from any and all causes whatsoever, regardless of the form of action, whether in contract, tort or otherwise, including negligence and gross negligence, shall in the aggregate be limited to the total amount paid to StarFish under this Agreement; provided, however, that the limitations set forth in this Section 8(a) shall not apply to StarFish’s breach of any representations or warranties under Section 4(g) or StarFish’s failure to comply with its obligations of confidentiality under Section 6, for which the limits shall be $2 million.

b) Notwithstanding any other provision of this Agreement or theory of law, ENDRA shall defend, indemnify and hold StarFish, its officers, shareholders, directors, employees and contractors harmless from and against any and all liabilities, losses, costs, court costs, damages, expenses, and reasonable legal, accounting and other professional fees, resulting from or arising out of: (i) any breach by ENDRA of this Agreement; (ii) any violation by ENDRA of applicable law; or (iii) any grossly negligent acts, grossly negligent omissions or willful misconduct by ENDRA.

9.
FORCE MAJEURE

a) Except for monetary payment obligations, neither party shall be liable to the other by reason of any failure to perform in accordance with the terms of this Agreement if such failure arises out of causes wholly or substantially beyond the reasonable control of the defaulting party. Such causes may include, but shall not be limited to, unavailability of communications facilities, acts of God or the public enemy, acts of the other party, acts of civil or military authority, fires, strikes, power surges or the unavailability of energy sources delay in transportation, riots or war.

10. GENERAL

a) Each party represents and warrants that it has full power and authority to enter into, execute, deliver, and perform its obligations under this Agreement and the person signing this Agreement on behalf of each party has been properly authorized and empowered to enter into this Agreement.

b) This Agreement, including its schedules, constitutes the entire Agreement between the parties. Except as specifically provided in this Agreement, no change, amendment or waiver hereof shall be valid unless it is in writing and is executed by both parties.

c) Each provision of this Agreement is intended to be severable. If any one or more provisions, or part thereof, in the Agreement should be ruled wholly or partly invalid or unenforceable by a court having competent jurisdiction, then the remaining provisions of the Agreement shall be unaffected and shall continue in full force and effect.

d) Waiver of a breach of this Agreement or any power arising upon default under this Agreement must be in writing and signed by the party granting the waiver. A waiver shall not be or be construed to be a general waiver and will relate only to the particular breach in respect of which it is made. A breach of this Agreement is not waived by a failure to exercise, a delay in exercising, or the partial exercise of any power.

e) This Agreement is binding on and shall enure to the benefit of the parties, their successors and assigns.

f)
The Laws of the State of Delaware shall govern this Agreement and the parties hereto irrevocably attorn to the exclusive jurisdiction of the Courts of the State of Michigan and the courts of appeal therefrom.

g) By executing this Agreement, the parties acknowledge and agree that they have reviewed these terms and conditions, have had the opportunity to consult with legal counsel, and agree to be legally bound hereby.

h) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

/s/ John Walmsley	/s/ Francois Michelon
Signed	Signed

John Walmsley, COO	Francois Michelon, CEO
Name, Title	Name, Title

StarFish Product Engineering Inc.	ENDRA Life Sciences, Canada, Inc.
Company	Company

/s/ Scott Belanger
Witness	Witness

1 November 2017	10 31 2017
Date (MMM DD, YYYY)	Date (MMM DD, YYYY)